Exhibit 21.

SUBSIDIARY INFORMATION

Registrant Questar Pipeline Company has four subsidiaries: Questar Southern Trails Company, Questar Transportation Services Company, Questar Overthrust Pipeline Company and Questar InfoComm, Inc.; all four are Utah corporations. Questar Overthrust Pipeline Company does business as Overthrust Pipeline Company.

Questar InfoComm, Inc. has three subsidiaries: Questar Energy Services, Inc., Questar Project Employee Company, and Questar Applied Technology Services, Inc. All three are Utah corporations.